EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
FuelCell Energy, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of FuelCell Energy, Inc. of our report dated December 17, 2001, relating to the consolidated balance sheets of FuelCell Energy, Inc. and its subsidiary as of October 31, 2001 and 2000, and the related consolidated statements of loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2001, which report appears in the October 31, 2001 Annual Report on Form 10-K of FuelCell Energy, Inc.

/s/ KPMG LLP
    KPMG LLP

Stamford, Connecticut
July 3, 2002